Code Green Apparel Corp. 8-K

Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CODE GREEN APPAREL CORP., AS PURCHASER,

AND

10STAR LLC, AS SELLER

DATED JUNE 23, 2016

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Certain Definitions.	1
1.2	Other Definitional Provisions.	7
ARTICLE II. PURCHASE AND SALE		8
2.1	Purchase.	8
2.2	Reserved Assets.	8
2.3	Excluded Liabilities.	9
2.4	Assumed Liabilities.	9
2.5	Purchase Price.	9
2.6	Required Consents.	10
ARTICLE III. CLOSING		10
3.1	Closing.	10
ARTICLE IV. CLOSING CONDITIONS		11
4.1	Conditions to the Obligations of Each Party to Complete the Acquisition.	11
4.2	Conditions to Purchaser’s Obligation to Complete the Acquisition.	11
4.3	Conditions to the Obligation of Seller to Complete the Acquisition.	13
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SELLER		14
5.1	Organization and Good Standing.	14
5.2	Authorization.	14
5.3	No Conflict or Violation; Default.	14
5.4	Consents.	15
5.5	Limited Liability Company Authority.	15
5.6	Compliance With Laws.	15
5.7	Assumed Contracts.	15
5.8	Litigation.	15
5.9	Taxes.	16
5.10	Certain Business Practices.	16
5.11	Title to Assets.	17
5.12	Environmental Matters.	17
5.13	Brokers; Investment Bankers.	18
5.14	Independent Investigation.	18
5.15	Bankruptcy.	18
5.16	Securities Act Representations of Sellers.	18
5.17	Organization of Seller.	20
5.18	Other Representations or Warranties.	20
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		20
6.1	Organization, Good Standing and Qualification.	20
6.2	Capital Structure.	20
6.3	Corporate Authority.	20
6.4	No Violations.	21
6.5	Brokers; Investment Bankers.	21
6.6	No Conflict or Violation; Default.	22
6.7	Litigation.	22
6.8	No Violation of Law.	22
6.9	Absence of Certain Changes or Events.	22
6.10	No Untrue Representation or Warranty.	22
6.11	Bankruptcy.	23
6.12	Other Representations or Warranties.	23
6.13	Disclaimer of Reliance.	23

i

ARTICLE VII. ADDITIONAL AGREEMENTS; POST-CLOSING REQUIREMENTS		23
7.1	Reasonable Best Efforts.	23
7.2	Notification of Certain Matters.	24
7.3	Post-Closing Requirements.	24
ARTICLE VIII. COVENANTS AND AGREEMENTS OF THE PARTIES		26
8.1	Conduct of Seller Prior to Closing.	26
8.2	Access Prior to Closing.	27
8.3	No Solicitation.	27
8.4	Notices of Certain Events.	27
ARTICLE IX. TERMINATION AND WAIVER		28
9.1	Termination.	28
9.2	Notice of Termination; Effect of Termination.	29
9.3	Extension; Waiver.	29
ARTICLE X. CONFIDENTIALITY		30
10.1	Confidentiality Obligations.	30
10.2	Required Disclosure.	30
10.3	Return of Information.	30
10.4	Receiving Party Personnel.	30
10.5	Survival.	31
ARTICLE XI. INDEMNIFICATION		31
11.1	Indemnification by Seller.	31
11.2	Indemnification by Purchaser.	31
11.3	Survival of Representations, Warranties and Covenants.	32
11.4	Indemnification Procedure.	32
11.5	Claims Period.	33
11.6	Certain Limitations.	33
11.7	Right to Set Off.	35
11.8	Exclusive Remedies.	35
11.9	Non-Recourse.	35
ARTICLE XII. MISCELLANEOUS		36
12.1	Notices.	36
12.2	No Third-Party Rights.	37
12.3	Exhibits.	37
12.4	Entire Agreement; Modification.	37
12.5	Headings.	37
12.6	Assignments and Successors.	37
12.7	No Presumption from Drafting.	37
12.8	Review and Construction of Documents.	37
12.9	Governing Law; Venue.	38
12.10	Waiver of Jury Trial.	38
12.11	Specific Performance.	38
12.12	Non-Waiver.	38
12.13	Non-Compensatory Damages.	38
12.14	Time of Essence.	39
12.15	Severability.	39
12.16	Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures.	39
12.17	Transaction Expenses.	39
12.1	Post-Closing Matters.	40

ii

LIST OF EXHIBITS

Exhibit A	List of Assets
Exhibit B	Assumed Contracts
Exhibit C	Promissory Note
Exhibit D	Bill of Sale
Exhibit E	Stock Registration Form
Exhibit F	Certification of Accredited Investor Status

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into on the 23rd day of June 2016, by and between Code Green Apparel Corp., a Nevada corporation (“Purchaser”), and 10Star LLC, a Texas limited liability company (“Seller”), each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Purchaser desires to purchase substantially all of the assets of the Seller and the Seller desires to sell such assets to the Purchaser, as described in greater detail below;

WHEREAS, the purchase price for the assets will include cash, a promissory note and common stock, $0.001 par value per share, of the Purchaser (“Common Stock”); and

WHEREAS, Purchaser desires to purchase from Seller, upon the terms and conditions set forth herein, the Assets defined below, but not Seller itself, nor its securities and not any of Seller’s liabilities, except as otherwise specifically set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1

Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a)

“Acquisition” means the purchase of the Assets from the Seller, by the Purchaser, pursuant to the terms and conditions of this Agreement.

(b)

“Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal with Seller.

(c)

“Acquisition Proposal” means, any offer or proposal, whether written or oral, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or any Affiliates of Purchaser (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 20% or more of any class of the equity securities of Seller or (ii) 20% or more of the fair market value of the assets of the Seller, pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (y) 20% or more of any class of equity securities of the Seller or (z) 20% or more of the fair market value of the assets of the Seller.

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(d)

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (collectively, “Family Members”) of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any Family Members of such first Person directly or indirectly owns or holds ten percent (10%) or more of the ownership interests in such other Person.

(e)

“Affiliate Liabilities” means any Liability of any Affiliate of any Seller of any kind or nature whatsoever attributable to the pre-Closing operation of the Assets or otherwise caused by or relating to any transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the Closing.

(f)

“Applicable Law” means any applicable statute, Law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

(g)

“Business” means the business of designing, manufacturing, modifying, selling, and/or distributing apparel that is conducted by Seller as of the date of this Agreement or at any time during the prior 24 month period.

(h)

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Texas are permitted or required to be closed.

(i)

“Claim” or “Claims” means any and all claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, arbitration, Proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) and disputes, whenever or however arising.

(j)

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

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(k)

“Consent” means any notice to or consent, approval, authorization, Order, filing, registration or qualification of or with any court, Governmental Authority or third party.

(l)

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

(m)

“Daniel” means Chase Daniel.

(n)

“Encumbrance” means any charge, Claim, community or other marital property interest, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, and includes (i) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens arising in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that are being contested in good faith by appropriate Proceedings; (ii) Liens for Taxes, assessments, or other governmental charges or levies and other Liens imposed by Law, in each case incurred in the ordinary course of business consistent with past practice for amounts not yet overdue or being contested in good faith by appropriate Proceedings; (iii) the terms and conditions of all Liens created by oil and gas leases, easements, rights of way, restrictions, encroachments, and all other burdens recorded in the real property records of the county in which the real property is located; and (iv) Liens arising from precautionary Uniform Commercial Code (UCC) filings.

(o)

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

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(p)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q)

“Governmental Authority” means any:

(i)

nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)

federal, state, local, municipal, foreign or other government;

(iii)

governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)

multinational organization or body;

(v)

body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)

official of any of the foregoing.

(r)

“Governmental Authorization” means any Consent, license, registration or Permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(s)

“Government Liability” means any Liability imposed by or in connection with any Environmental Law or other Law, Governmental Authority or Governmental Authorization.

(t)

“Hazardous Materials” means (i) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(u)

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) all other intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

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(v)

“Knowledge” means that:

(i)

A natural Person will be deemed to have Knowledge of a particular fact or other matter if such Person is actually aware of the fact or matter without any duty to investigate; and

(ii)

A Person, other than a natural person, will be deemed to have Knowledge of a particular fact or other matter if any natural Person who is serving, as a director, officer, manager, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (i) above).

(w)

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law (including but not limited to as related to revenue, labor, or ERISA) of any Governmental Authority.

(x)

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, Law, ordinance, principle of common law, code, regulation, statute or treaty.

(y)

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(z)

“Liens” means all liens, pledges, mortgages, security interests, Claims, covenants, leases, subleases, charges, conditions, options, rights of first refusal, licenses, easements, servitudes, rights of way, Encumbrances or any other restriction or limitation whatsoever.

(aa)

“Losses” means all loss, Liability, damage or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees).

(bb)

“Material Adverse Effect” with respect to a Person, means any event, change or effect that is materially adverse to the financial condition, assets, business or results of operations of such Person or that materially impedes the ability of any applicable Person to consummate the transactions contemplated hereby, other than in United States or global economic conditions or financial markets in general.

(cc)

“Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

(dd)

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

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(i)

is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(ii)

is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(ee)

“Permit” means all permits, licenses, sublicenses, certificates, approvals, Consents, notices, waivers, variances, franchises, registrations, Orders, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.

(ff)

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) Liens of mechanics, laborers, suppliers, workers and materialmen and other like Liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; (c) Liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

(gg)

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

(hh)

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ii)

“Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

(jj)

“SEC” means the Securities and Exchange Commission.

(kk)

“SEC Reports” mean all registration statements, reports, documents, exhibits and filings filed by the Purchaser on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), between August 4, 2015 and the date of this Agreement.

(ll)

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(mm)

“Seller Liabilities” means all Liabilities of the Seller, including, but not limited to Government Liabilities, Affiliate Liabilities and Tax Liabilities.

(nn)

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other Contract.

(oo)

“Tax Liabilities” means any Liability for any Taxes (A) of Seller or any Affiliate of Seller for any period or (B) attributable to the conduct of the Assets or ownership of Assets on or before the Closing Date, regardless of when assessed.

(pp)

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, Claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(qq)

“Transaction Documents” mean this Agreement, the Certification of Accredited Investor Status, Stock Registration Form, Promissory Note, Bill of Sale, Title Documents, all exhibits thereto, any other documents necessary to consummate the transaction contemplated by this Agreement and the instruments and documents required to be delivered hereunder at the Closing.

1.2

Other Definitional Provisions. The Seller and Purchaser acknowledge, confirm and agree that:

(a)

The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.

(b)

Each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(c)

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)

References to any gender include the other genders.

(e)

The words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

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(f)

The terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)

The terms “day” and “days” mean and refer to calendar day(s).

(h)

The terms “year” and “years” mean and refer to calendar year(s).

(i)

All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(j)

Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

(k)

In the event of any conflict between the provisions of this Agreement and any such Exhibit, the provisions of this Agreement shall control.

ARTICLE II.
PURCHASE AND SALE

2.1

Purchase. Upon the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser shall purchase from Seller, the assets set forth on Exhibit A (the “Assets”), free and clear of all Encumbrances of any kind, except the Permitted Encumbrances, and Seller shall sell and convey the Assets to Purchaser, free and clear of all Encumbrances of any kind, except the Permitted Encumbrances. Seller shall execute and deliver to Purchaser all additional transfer documents required prior to or following the Closing Date in order to convey title to the Assets to Purchaser. Included in the definition of “Assets” as used herein shall be Seller’s interest in all Assumed Contracts, but excluded from the definition of “Assets” as used herein shall be all Reserved Assets.

2.2

Reserved Assets. All of the Seller’s rights, title and interests in and to the following (the “Reserved Assets”) are reserved and excepted from the sale and conveyance of the Assets by the Seller:

(a)

all cash and cash equivalents, bank accounts, and securities of Seller;

(b)

all Contracts that are not Assumed Contracts;

(c)

the organizational documents, minute books, membership interest books, Tax Returns, books of account, or other records having to do with the limited liability company organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records that Seller is prohibited from disclosing or transferring to Purchaser under Applicable Law and is required by Applicable Law to retain;

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(d)

personal effects of any member, manager, officer, or service provider of Seller (including Daniel, Aaron Luna, and J.B. Hill);

(e)

the rights that accrue or will accrue to Seller under this Agreement and the other Transaction Documents;

(f)

all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(g)

revenues, accounts receivable, including third party recoveries, arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Closing Date; and

(h)

Claims and rights relating to over payments or refunds of costs and expenses arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Closing Date.

2.3

Excluded Liabilities. The Purchaser shall not assume, or otherwise be responsible for, any Seller Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to Seller’s business or the Assets, whether arising out of occurrences prior to or at or after the Closing Date (“Excluded Liabilities”), provided however that Purchaser shall assume the executory obligations and Liabilities associated with any Contracts listed on Exhibit B (the “Assumed Contracts”) that, by the terms of such Assumed Contracts, arise after the Closing (other than by virtue of a default or violation of any Assumed Contract occurring at or prior to the Closing), relate to periods following the Closing and are by their terms to be observed, paid, discharged, and performed as the case may be, at any time after the Closing.

2.4

Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement and as partial consideration for the purchase of the Assets, Purchaser shall assume and agree to pay, perform and discharge as and when due, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): all Liabilities of the Assets to the extent arising after the Closing under the Assumed Contracts, but only to the extent such Assumed Contracts are properly and effectively assigned to Purchaser; provided, however, Purchaser shall not assume or be responsible for any Liability arising out of the breach, nonperformance or defective performance by Seller of any such Assumed Contracts.

2.5

Purchase Price. The total purchase price payable by the Purchaser for the Assets (the “Purchase Price”), shall be as follows:

(a)

The Purchaser shall pay to the Seller an aggregate of $50,000 in cash at Closing (the “Cash Consideration”);

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(b)

The Purchaser shall issue to Seller an aggregate of 5,000,000 shares of restricted Common Stock of the Purchaser (the “Common Shares”); and

(c)

The Purchaser shall issue the Seller a promissory note in the amount of $200,000 in the form of Exhibit C hereto (the “Promissory Note”).

2.6

Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assets or interests therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a “Required Consent”) would constitute a breach or violation thereof or of Applicable Law, or would adversely affect the rights or obligations thereunder to be assigned or transferred to or for the account of Purchaser and (ii) such Required Consent shall not have been obtained with respect to such Assets or interests therein prior to the Closing. Any transfer or assignment to Purchaser by Seller of any such Asset or interest therein (a “Delayed Asset”), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Seller shall use commercially reasonable efforts to obtain all Required Consents in respect thereof as promptly as practicable following the Closing, all without any cost or detriment to Purchaser or any of its Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, Seller (a) shall hold the Delayed Asset on behalf of Purchaser, (b) shall cooperate with Purchaser for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by Seller as Purchaser’s agent) requested by Purchaser to provide Purchaser with all of the benefits of or under any such Delayed Asset and (c) shall otherwise enforce and perform for the account of Purchaser and as directed by Purchaser any other rights and obligations of Seller arising from such Delayed Asset (and not waive, alter or amend any of same without the consent of Purchaser). In the event the Assets include a Delayed Asset, Seller shall comply with its obligations under this Agreement and maintain its limited liability company existence until all obligations pursuant to this Section and otherwise herein are performed in full and all Delayed Assets are transferred and assigned hereunder. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the Seller to Purchaser for no additional consideration without any further act on the part of any Party.

ARTICLE III.
CLOSING

3.1

Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE IX, but subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including ARTICLE II herein (the “Closing”), shall take place at the offices of Purchaser located at 31642 Pacific Coast Highway, Ste 102, Laguna Beach, CA 92651, or remotely by mail, facsimile, e-mail and/or wire transfer, in each case to the extent acceptable to the Parties hereto, or at such other place as is mutually acceptable to the Parties on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE IV (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date as is mutually acceptable to the Parties. Except as otherwise provided in this Agreement, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party of any obligation under this Agreement. The date on which the Closing occurs is referred to as the “Closing Date”.

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ARTICLE IV.
CLOSING CONDITIONS

4.1

Conditions to the Obligations of Each Party to Complete the Acquisition. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)

No Adverse Decision. There shall be no action, suit, investigation or Proceeding pending or threatened by or before any court, arbitrator or administrative or Governmental Authority which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or any of the other Transaction Documents or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

4.2

Conditions to Purchaser’s Obligation to Complete the Acquisition. Purchaser’s obligation hereunder to purchase and pay for the Assets is subject to the satisfaction, on or before the Closing of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and Seller shall use commercially reasonable efforts to cause such conditions to be fulfilled:

(a)

Representations and Warranties Correct; Performance. The representations and warranties of Seller contained in this Agreement and in each other Transaction Document shall be true, complete and accurate in all material respects when made and as of the Closing Date. Seller shall have duly and properly performed, complied with and observed in all material respects all covenants, agreements and obligations contained in this Agreement and in each other Transaction Document that are to be performed, complied with and observed on or before the Closing Date. The Purchaser shall have received a certificate executed by Seller, dated as of Closing Date, to that effect.

(b)

Purchase Permitted by Applicable Laws. The purchase of the Assets to be acquired by Purchaser hereunder shall not be prohibited by any Applicable Law or governmental regulation.

(c)

Proceedings; Receipt of Documents. All limited liability company proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and in each Transaction Document and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

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(d)

Seller’s Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser the following on or prior to the Closing Date, unless the delivery of which has been (i) waived by Purchaser or (ii) this Agreement provides that the delivery of such will be made by the Seller subsequent to the Closing:

(i)

resolutions of Seller’s Managers and Members, approving this Agreement and the transactions contemplated herein;

(ii)

documents evidencing title to any Assets for which title or ownership documents exist and any other documentation as may be reasonably requested by Purchaser evidencing the purchase by Purchaser of the Assets (the “Title Documents”);

(iii)

an executed Bill of Sale in the form of Exhibit D hereto (the “Bill of Sale”);

(iv)

a completed and executed Stock Registration Form in the form of Exhibit E hereto from Seller (the “Stock Registration Form”);

(v)

a completed and executed Certification of Accredited Investor Status, in the form of Exhibit F attached hereto (the “Certification of Accredited Investor Status”);

(vi)

copies of the Assumed Contracts;

(vii)

executed employment agreements in mutually agreeable form between the Purchaser and Aaron Luna and J.B. Hill;

(viii)

documents evidencing the valid assignment to Purchaser of the Assumed Contracts; and

(ix)

all other materials, Consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing.

(e)

Approvals and Consents. Seller shall have duly obtained all authorizations, Consents, rulings, approvals, licenses, franchises, Permits and certificates, or exemptions therefrom, by or of all federal, state and local Governmental Authorities and non-governmental administrative or regulatory agencies having jurisdiction over the Parties hereto, this Agreement, the Assets, or the transactions contemplated hereby or in any of the other Transaction Documents that are required to be obtained.

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(f)

Purchaser Due Diligence. Purchaser shall have conducted due diligence and verified among other things, the rights and Liabilities associated with the Assets (the “Purchaser Due Diligence”). Seller agrees to afford to the officers and authorized representatives of Purchaser, reasonable access to the properties, books and records of the Seller, as the case may be, in order that it may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Seller and the Assets, and will furnish Purchaser with such additional financial and operating data and other information as to the Assets as the Purchaser shall from time to time reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. No investigation by a Party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other Party under this Agreement. The occurrence of any issues in the Purchaser Due Diligence will not be grounds for termination of this Agreement by Purchaser unless such issues in aggregate would constitute a Material Adverse Effect on the Seller or the Assets, provided the Parties shall work in good faith to address any such issues which are raised by Purchaser. Notwithstanding the foregoing, no Seller shall be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable determination (i) jeopardize any attorney-client or other similar privilege or (ii) contravene any Applicable Law or fiduciary duty of Seller.

(g)

Contractual Consent(s) to Assignment. All Consents required for the assignment to Purchaser of any Contract, instrument, commitment or agreement including the Assets and the Assumed Contracts, if any, shall have been obtained by Seller. Each such Assumed Contract shall be validly assigned to and assumed by Purchaser as required, subject to Section 2.6, in order to remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement.

4.3

Conditions to the Obligation of Seller to Complete the Acquisition. The obligation of the Seller to consummate the transactions contemplated hereby, to sell the Assets to the Purchaser, and the obligations of the Seller under the other Transaction Documents, is subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by the Seller, in its sole discretion, and Purchaser shall use commercially reasonable efforts to cause such conditions to be fulfilled:

(a)

Representations and Warranties Correct; Performance. The representations and warranties of Purchaser contained in this Agreement and in each other Transaction Document shall be true, complete and accurate in all material respects when made and as of the Closing Date. Purchaser shall have duly and properly performed, complied with and observed in all material respects all covenants, agreements and obligations contained in this Agreement and in each other Transaction Document that are to be performed, complied with and observed on or before the Closing Date. Seller shall have received a certificate executed by Purchaser, dated as of Closing Date, to that effect.

(b)

Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be delivered by Seller hereunder shall not be prohibited by any Applicable Law or governmental regulation.

(c)

Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and the other Transaction Documents and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such information and such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

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(d)

Purchaser’s Closing Deliveries. Purchaser shall have delivered, or caused to be delivered to Seller the following on or prior to the Closing Date, unless the delivery of which has been (i) waived by the Seller; or (ii) this Agreement provides that the delivery of such will be made by the Purchaser subsequent to the Closing:

(i)

resolutions of the Purchaser’s Board of Directors approving this Agreement, the other Transaction Documents and the transactions contemplated herein and therein;

(ii)

the Cash Consideration;

(iii)

certificates evidencing the Common Shares;

(iv)

an executed version of the Promissory Note; and

(v)

all other materials, Consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Purchaser at or before the Closing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants on the date hereof and the Closing Date that the following representations and warranties are true and correct:

5.1

Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of its state of formation and is in good standing as a foreign limited liability company in each other jurisdiction where Assets are owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect on Seller. Seller has the power and authority to conduct all of the activities conducted by it as such power relates to the Assets and to own or lease all of the Assets owned or leased by it.

5.2

Authorization. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming the due authorization, execution, and delivery by Purchaser, this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.3

No Conflict or Violation; Default. Neither the execution and delivery of this Agreement or any other Transaction Document to which the Seller is a party, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, Contract, lease, sublease, loan agreement, note or other obligation or Liability (each, a “Seller Contract”) to which Seller is a party or by which it is bound, (b) any provision of the certificate of formation or company agreement of Seller, (c) any judgment, Order, decree, rule or regulation of any Governmental Authority to which Seller or Seller’s business is subject or (d) any Applicable Laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the Knowledge of Seller, threatened violation or default of or under any Seller Contract; except where the violation, conflict, breach, default, termination, or acceleration would not have a Material Adverse Effect on Seller.

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5.4

Consents. No Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party, or the consummation by Seller of the transactions contemplated herein or therein, except for Consents from the counterparties to the Assumed Contracts, which shall, subject to Section 2.6, be obtained prior to Closing, and except for such Consents, the failure of which to obtain, would not constitute a Material Adverse Effect on Seller.

5.5

Limited Liability Company Authority. Seller has full limited liability company authority to execute and to perform this Agreement and the other Transaction Documents to which the Seller is a party in accordance with its and their terms and the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, and, the consummation of the transactions contemplated hereby and thereby have been duly authorized, no further authorization or approval, whether of the Managers or Members of Seller or of Governmental Authorities or otherwise, is necessary in order to enable Seller to enter into and perform the same; and this Agreement and the other Transaction Documents to which the Seller is a party constitutes a valid and binding obligation enforceable against Seller in accordance with its and their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

5.6

Compliance With Laws. To Seller’s Knowledge, the Assets are not in violation of any Laws, governmental Orders, rules or regulations, whether federal, state or local, which may have a Material Adverse Effect as to the Assets. Seller has not received written notice of any violation of any Law, or any potential Liability under any Law, relating to the operation or use of the Assets, and Seller has no Knowledge of any such violation or potential Liability.

5.7

Assumed Contracts. Seller is not in default under any of the Assumed Contracts, and each Assumed Contract is a valid agreement, in full force and effect and enforceable in accordance with its terms. All payments due from Seller under the Assumed Contracts have been made in accordance with the terms of the Assumed Contracts. There are no disputes or suits or actions at law or otherwise threatened in writing, to the Knowledge of the Seller, or pending under the Assumed Contracts. True, complete and correct copies of each Assumed Contract have been supplied to Purchaser prior to the date hereof and/or will be supplied to Purchaser prior to the Closing.

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5.8

Litigation. To Seller’s Knowledge, there are no actions, suits, Proceedings or investigations (including any purportedly on behalf of Seller) pending or, threatened in writing against or affecting the Assets; Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, Order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign in connection with the Assets. No inquiries have been made directly to Seller by any Governmental Authority which might form the basis of any such action, suit, Proceeding or investigation.

5.9

Taxes. Seller has filed, or caused to be filed, or will cause to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required Tax and Tax Returns. Seller does not have any Liability, contingent or otherwise, for any Taxes, excise Taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the Acquisition (but not including sales Taxes, if any, payable as a result of the sale of the Assets as contemplated by this Agreement), other than amounts adequately reserved for. Seller has not received directly or indirectly notice of, nor is it otherwise aware of any Tax audit or examination; Seller is not a party directly or indirectly to any action or Proceeding by any Governmental Authority for assessment or collection of Taxes, excise taxes, charges, penalties or interest in connection with the Assets, nor has any Claim for assessment and collection been asserted against Seller directly or indirectly in connection with the Assets; nor has Seller executed a waiver of any statute of limitations with respect thereto. Seller has not received written notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such Taxes in connection with the Assets. No extensions of time are in effect for the assessment of deficiencies for such Taxes associated with the Assets in respect of any period.

5.10

Certain Business Practices. To Seller’s Knowledge, neither Seller nor any of its managers, employees or officers nor any agents, consultants or distributors engaged by Seller (a) have used or are using any limited liability company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) have used or are using any limited liability company funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Authority, (c) have violated or are violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other Law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) have established or maintained, or are maintaining, any unlawful fund of limited liability company monies or other properties, (e) have made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Authority to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) have otherwise taken any action that has caused, or would reasonably be expected to cause Seller to be in violation of any applicable Anti-Bribery Law.

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5.11

Title to Assets.

(a)

Seller has good and marketable title to all of the Assets that constitute tangible personal property and the full right and power to transfer such Assets to Purchaser pursuant hereto. Except as disclosed herein, and except as to the Assumed Liabilities, the Assets that constitute tangible personal property are owned by Seller free and clear of all Encumbrances other than Permitted Encumbrances and Purchaser will acquire good and valid title to the Assets that constitute tangible personal property free and clear of all Encumbrances other than Permitted Encumbrances.

(b)

Neither Seller nor its Affiliates have previously sold the Assets or provided any Person rights to ownership of the Assets.

(c)

Seller has no present or future obligation or requirement to compensate any Person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets, except those obligations contained in the Assumed Contracts, if any.

(d)

All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by the Seller which form a part of the Assets (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course of Business, (iii) conform in all material respects to all applicable Laws applicable thereto. The Seller has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets which form a part of the Assets other than ordinary wear and tear. Except for leased items that are subject to personal property leases, no Person other than the Seller owns any equipment or other tangible personal property or assets situated on the premises of the Seller not included in the Assets.

(e)

None of the owners of the Seller nor any of their Affiliates own or hold any assets or property (tangible or intangible) that are currently being used in connection with the business of the Seller or the Assets.

5.12

Environmental Matters. To Seller’s Knowledge, the operations of the Assets are currently and have been in compliance in all material respects with all applicable Environmental Laws and all licenses and Permits issued pursuant to Environmental Laws or otherwise. Seller has not received any written communication alleging either that it or the Assets may be in violation of any Environmental Law or that it may have any Liability under any Environmental Law. Seller has not received any written notice, whether from a Governmental Authority, court, administrative agency or commission or other Governmental Authority or instrumentality, citizens group, employee or otherwise, that alleges that the Assets are not in compliance with any Environmental Law, and, to the Knowledge of Seller, there are no circumstances that may prevent or interfere with the Assets’ compliance with any Environmental Law in the future. To the Knowledge of Seller: (a) no current or prior owner of the Assets has received since January 1, 2014 any written notice or other communication relating to the Assets, whether from a Governmental Authority, court, administrative agency or commission or other Governmental Authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or Seller is not in compliance with or violated any Environmental Law relating to such Assets and (b) Seller does not have any material Liability under any Environmental Law. Seller is not aware of any ongoing environmental corrective action or remediation action on or associated with the Assets.

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5.13

Brokers; Investment Bankers. No broker or investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

5.14

Independent Investigation. Seller and its Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Purchaser, and Seller acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents, of the Purchaser for such purpose. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement; and (b) neither Purchaser nor any other Person has made any representation or warranty as to the Purchaser, the Common Shares or this Agreement, except as expressly set forth in this Agreement and the exhibits hereto.

5.15

Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or to the Knowledge of Seller threatened against Seller. The Seller will not be insolvent following the sale of the Assets and will be able to satisfy its debt obligations and ongoing operational expenses following the Closing.

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5.16

Securities Act Representations of Sellers.

(a)

Investment Purpose; Accredited Investor Status. Seller is acquiring the Common Shares (the “Purchaser Securities”) for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(a)(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities Laws. The Seller can bear the economic risk of its investment in the Purchaser Securities, has knowledge and experience in financial business matters, and is an “accredited investor” as defined in Regulation D under the Securities Act and has completed and delivered the Certification of Accredited Investor Status attached hereto as Exhibit F. The Seller recognizes that the Purchaser Securities have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Purchaser Securities are registered under the Securities Act or unless an exemption from registration is available. The Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, Tax and financial advisors, the suitability of an investment in the Purchaser Securities for its particular Tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that the Purchaser Securities are a suitable investment for the Seller. The Seller has not been offered the Purchaser Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to the Seller’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. The Seller has had an opportunity to ask questions of and receive satisfactory answers from Purchaser, or any Person or Persons acting on behalf of Purchaser, concerning the terms and conditions of the Agreement, and Purchaser Securities and concerning the Purchaser, and all such questions have been answered to the full satisfaction of the Seller. Purchaser has not supplied the Seller any information regarding the Purchaser Securities or an investment in the Purchaser Securities other than as contained in this Agreement, and the Seller is relying on its own investigation and evaluation of Purchaser and the Purchaser Securities and not on any other information.

(b)

Assignment. The Seller acknowledges that the Purchaser Securities issuable hereunder to the Seller have been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) and/or Regulation D thereof. As such, the Purchaser Securities to be received by Seller hereunder may not be transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws. If the Seller can provide Purchaser and its legal counsel with reasonably satisfactory evidence and documentation, that an exemption from registration (under the Securities Act or otherwise) has been satisfied, the Seller may assign the Purchaser Securities issuable to the Seller hereunder, in whole or in part, subject to Applicable Law.

(c)

Legend. The Seller acknowledges and agrees that the stock certificates representing the Purchaser Securities issued hereunder shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or as Purchaser may reasonably deem necessary or advisable (and a stop transfer order may be placed against the transfer of such shares):

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER OF THIS SECURITY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

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5.17

Organization of Seller. Seller shall comply with its obligations under this Agreement and maintain its limited liability company existence until the end of the Claims Period.

5.18

Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller on the date hereof and on the Closing Date that the following representations and warranties are true and correct:

6.1

Organization, Good Standing and Qualification. Purchaser is validly existing and in good standing under the Laws of the state of Nevada and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

6.2

Capital Structure. As of the date of this Agreement, the authorized share capital of Purchaser consists of (a) 1,000,000,000 shares of Common Stock, of which 371,349,646 shares are issued and outstanding and (b) 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,000 Series A Preferred Stock shares and 40,000 Series B Convertible Preferred shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Purchaser have been duly authorized and are validly issued, fully paid and non-assessable. All of the Common Shares have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid, non-assessable, and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, and are not subject to any preemptive or similar right. All of the Common Shares will be issued in compliance with all applicable federal and state securities laws. Purchaser has not taken any action that would cause the issuance, sale, and delivery of the Common Shares to constitute a violation of the Securities Act or any applicable state securities laws.

6.3

Corporate Authority.

(a)

Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by Seller is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting the enforcement of creditors’ rights generally and by principles of equity.

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(b)

Purchaser has taken all required actions under corporate law to approve and adopt this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

(c)

Purchaser’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of Purchaser duly called and held, or via a written consent of all directors, has approved this Agreement, the other Transaction Documents to which the Purchaser is a party, the Acquisition, and the other material transactions and agreements contemplated herein, and has determined that this Agreement, the other Transaction Documents, the Acquisition, and the other material transactions and agreements contemplated herein, the transactions contemplated hereby and thereby, are fair to, and in the best interests of Purchaser’s stockholders. Such approval has not been rescinded or modified in any way, and such determination has not been rescinded or modified in any way.

(d)

No declaration, filing or registration with, or notice to, or authorization, Consent or approval, ratification or permission of, any Governmental Authority or authority or other Person is necessary for the execution and delivery of this Agreement or the other Transaction Documents to which the Purchaser is a party, by Purchaser, or the consummation by Purchaser of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and would not prevent or materially delay the consummation of the Acquisition.

6.4

No Violations. The execution, delivery and performance of this Agreement and any Transaction Document to which it is a party by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Purchaser, (ii) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of an Encumbrance on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to any material agreement or Contract binding upon Purchaser or any Law or governmental or non-governmental Permit or license to which Purchaser is subject, except, in the case of clause (ii) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser.

6.5

Brokers; Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Purchaser (or any of its Affiliates).

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6.6

No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, Contract, lease, sublease, loan agreement, note or other obligation or Liability (each, a “Purchaser Contract”) to which Purchaser is a party or by which it is bound, (b) any provision of the certificate of incorporation or bylaws of Purchaser, (c) any judgment, Order, decree, rule or regulation of any Governmental Authority to which Purchaser or Purchaser’s business is subject or (d) any Applicable Laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the Knowledge of Purchaser, threatened violation or default of or under any Purchaser Contract.

6.7

Litigation. There is no Claim, action, suit, Proceeding, or investigation pending or, to the Knowledge of Purchaser threatened against Purchaser or its directors, officers, agents or employees (in their capacity as such) relating to Purchaser’s business, its assets or any properties or rights of Purchaser’s business or that is reasonably likely to adversely affect the transactions contemplated hereby. There are no Orders, writs, injunctions or decrees currently in force against Purchaser or its directors, officers, agents or employees (in their capacity as such) with respect to the conduct of Purchaser’s business.

6.8

No Violation of Law. The Purchaser is not in violation of, nor has the Purchaser been given written (or, to the Knowledge of Purchaser, oral) notice of, any violation of any Law, statute, Order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser. Purchaser is not in violation of the terms of any Permits, licenses, franchises, variances, exemptions, Orders and other governmental Consents necessary to conduct its businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

6.9

Absence of Certain Changes or Events. Since September 30, 2015, (a) except with respect to the transactions contemplated by this Agreement and except as disclosed in the SEC Reports, Purchaser has carried on and operated its businesses in all material respects in the Ordinary Course of Business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Material Adverse Effect on Purchaser.

6.10

No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to the Seller or their Representatives pursuant hereto, or in connection with the transactions contemplated hereby, contains any known untrue statement of a material fact, or omits to state any known material fact necessary to make the statements contained herein or therein not misleading.

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6.11

Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or to the Knowledge of Purchaser threatened against Purchaser.

6.12

Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE VI, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

6.13

Disclaimer of Reliance. Purchaser hereby expressly represents and warrants that no promise or agreement that is not herein expressed has been made to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and that Purchaser is not relying upon any statement or representation of any agent, member, manager, or officer of Seller. Purchaser is relying only upon the agreements, covenants, representations, and warranties set forth in this Agreement and Purchaser’s own judgment. Purchaser is a sophisticated party and is represented by legal counsel. Purchaser expressly intends that this Section be an effective disclaimer of reliance under Texas law, effective to negate a fraudulent inducement claim, and that this Section not be merely a standard merger clause.

ARTICLE VII.
ADDITIONAL AGREEMENTS; POST-CLOSING REQUIREMENTS

7.1

Reasonable Best Efforts.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, prior to or following the Closing, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Assets to Purchaser and the other transactions contemplated herein, including: (i) obtaining all necessary actions or nonactions, waivers, Consents and approvals from all Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Authority; (ii) obtaining all necessary Consents; (iii) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No Party to this Agreement shall consent to any voluntary delay of the consummation of the sale of the Assets at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

(b)

Each Party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect, the sale of the Assets.

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7.2

Notification of Certain Matters. Purchaser shall use its reasonable best efforts to give prompt notice to Seller, and Seller shall use its reasonable best efforts to give prompt notice to Purchaser, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any failure of Purchaser or Seller, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any event which could reasonably have a Material Adverse Effect on the Purchaser or the Assets; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.3

Post-Closing Requirements.

(a)

Promptly following the Closing, Purchaser shall invite Daniel to serve as a member of Purchaser’s Board of Directors for a period of not less than one (1) year from the Closing. In the event that Daniel accepts such invitation and subject to the Board of Director’s reasonable determination that Daniel is qualified to serve as a member of the Board of Directors and that such appointment as a member of the Board of Directors is in the best interests of Purchaser’s stockholders, the Board of Directors shall increase the number of members of the Board of Directors by one (1) member and appoint Daniel as a member of the Board of Directors to fill such newly created vacancy. Purchaser shall take such additional actions as may be necessary or appropriate under Applicable Law to effect and carry out the intent and purposes of this Subsection.

(b)

Upon payment by the Purchaser in full of the Promissory Note, Daniel, the Chief Executive Officer of Seller, shall receive a commission equal to 3% of all Net Sales shipped by the Purchaser (and paid for by customers), for on “On the Border”, “Sports Clips” and “7-Eleven” accounts (the “Commission” and the “Applicable Accounts”). Each Commission payment shall be paid in cash (in US dollars) no later than the end of the calendar month following the month during which the Purchaser has received payment of such applicable underlying Net Sales, or part thereof, unless otherwise agreed between the Purchaser and Daniel. If any Commission payment due hereunder is not received by Daniel on or before its due date, then Purchaser shall pay to Daniel interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of 15% per annum, or if lower, the maximum amount permitted under Applicable Law. “Net Sales” shall mean gross sales generated by the Purchaser, less (i) returns, (ii) discounts, (iii) adjustments, and (iv) allowances. The portion of the Commission due for each Applicable Account shall cease being paid and shall no longer be due from time to time, at such time as the Purchaser ceases receiving Net Sales for each Applicable Account and shall terminate altogether at such time as the Purchaser is no longer receiving any Net Sales from any of the Applicable Accounts. Purchaser shall keep complete and accurate books and records showing all Net Sales with respect to all Applicable Accounts. Such books and records shall be kept separate (or in a form that may be segregated) from any books and records not relating solely to Net Sales with respect to the Applicable Accounts. Such books and records shall be available during normal business hours, with at least 24 hours prior written notice, for inspection and audit by Daniel (or its authorized representative), who shall be entitled to take copies of or extracts from the same, provided that not more than two audits shall be completed each 12 months. If such inspection or audit should reveal a discrepancy in the Commission payments paid from those payable under this Subsection, Purchaser shall immediately make up the shortfall, including interest calculated at a rate of 15% per annum, or if lower, the maximum amount permitted under Applicable Law, and in the event any shortfall totals more than 5% of the total amount of Commissions paid for the prior 12 months (or in the event the Commissions have been paid for less than 12 months, an amount equal to 5% of the Commissions paid as of the end of the last full month multiplied by (x) 12 divided by (y) the total number of months for which the Commission has been paid), reimburse Daniel for any reasonable professional charges incurred for such audit or inspection. Such inspection and audit right of Daniel shall remain in effect for a period of one year after the termination of the obligation to make Commission payments in accordance with this Subsection. Daniel is an intended beneficiary of this Subsection and may directly enforce the provisions of this Subsection.

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(c)

Non-Competition; Confidentiality. In consideration for the payment of the Cash Consideration, the Promissory Note and the Common Shares, which consideration the Seller and Daniel (each a “Restricted Party” and collectively, the “Restricted Parties”), who will receive significant benefit from such payments to the Seller by the Purchaser, acknowledge the sufficiency of, hereby agree:

(i)

For a period extending from the Closing Date until the third (3rd) anniversary of the Closing Date, none of the Restricted Parties shall, and none shall cause any of their Affiliates to, directly or indirectly, own any interest in, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business in the States of Texas or California (each, a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.3(c) shall not restrict (a) the provision of employment or consulting services by such Restricted Party to the Purchaser following the Closing; or (b) the acquisition by any Restricted Party or their Affiliates, directly or indirectly, of less than five percent (5%) in the aggregate of any class or series of the outstanding capital stock or other equity or economic interest of any publicly-traded entity engaged in a Restricted Business.

(ii)

From and after the date hereof, each Restricted Party shall not, and shall cause each of their Affiliates and each of their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than the Purchaser and its Representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser and its Representatives, any Confidential Information of the Seller associated with or related to the Assets (the “Confidential Asset Information”). The Restricted Parties and their respective Representatives shall not have any obligation to keep confidential any Confidential Asset Information if and to the extent disclosure thereof is, in the reasonable opinion of such applicable Restricted Party’s counsel, required by Law; provided, however, that, prior to any disclosure required by applicable Law, the Restricted Party shall have, to the extent permitted by Law, provided the Purchaser with prompt written notice of such requirement before making any disclosure so that the Purchaser may waive compliance with the provisions of this Section or seek an appropriate protective order, and the Restricted Party shall reasonably cooperate with the Purchaser in connection with obtaining such protective order.

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(iii)

The covenants and undertakings contained in this Section 7.3(c) relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 7.3(c) will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 7.3(c) will be inadequate. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.3(c) without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.3(c) are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at Law or in equity.

(iv)

If any court of competent jurisdiction in a final, nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.3(c) is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy, may be enforced against the Restricted Parties or any Restricted Party, as applicable.

(d)

Name Change. Within six (6) months of the Closing Date, Seller shall amend its Certificate of Formation and other governing documents to change the name of Seller to remove the use of “10Star” or any similar name or derivatives thereof and shall provide the Purchaser any additional necessary documentation necessary or requested by Purchaser to relinquish all rights with respect to the foregoing. Seller shall also file any and all documents required by the applicable Governmental Authority designated by Purchaser, or by the United States Patent and Trademark Office or other Governmental Authority, if applicable, to allow Purchaser to register the name formerly used by Seller or any variation thereof with such Governmental Authority.

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ARTICLE VIII.
COVENANTS AND AGREEMENTS OF THE PARTIES

8.1

Conduct of Seller Prior to Closing. From the date hereof through Closing, the Seller shall operate the Assets in the Ordinary Course of Business, and without limiting the preceding, shall, except in the Ordinary Course of Business, not materially modify or amend, or terminate any of the Assumed Contracts, or waive, relinquish, release or terminate any material right or material Claim associated with the Assets, or enter into any material Contract associated with the Assets except for agreements commonly entered into by apparel companies in connection with the conduct of apparel manufacture and sale operations, which do not exceed an aggregate of $50,000 in total value or expense, unless the Seller has received the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned;

8.2

Access Prior to Closing.

(a)

Purchaser Access. From the date hereof through the Closing Date, upon reasonable advance written notice and without unreasonable disruption to Seller and the operation of the Assets, except as prohibited by applicable Law, Seller shall afford Purchaser and its representatives reasonable access during normal business hours to (a) the Assets as Purchaser may from time to time reasonably request, (b) the assets, books and records of Seller that relate to the Assets as the Purchaser may from time to time reasonably request, (c) subject to the prior approval of Seller, the contractors of Seller as Purchaser may from time to time reasonably request, provided that each of Purchaser and Seller, at its election, may have a representative present in connection with Purchaser’s access to any such contractor, and (d) financial and operating data and other information relating to the Assets as Purchaser may from time to time reasonably request. The Parties confirm that any information provided pursuant to this Section 8.2(a), shall be governed by ARTICLE X of this Agreement.

8.3

No Solicitation.

(a)

General. Following the date of this Agreement, Seller agrees that it shall not, nor shall it authorize or permit any of its officers, directors, investment bankers, attorneys or accountants retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal.

(b)

Cease Current Discussions. Seller shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry upon its entry into this Agreement.

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8.4

Notices of Certain Events.

(a)

The Purchaser and the Seller shall as promptly as reasonably practicable after they or their executive officers acquire Knowledge thereof, notify the other of: (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, as applicable, or the failure of which to obtain could materially delay consummation of the Acquisition; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, Claims, investigations or Proceedings commenced or, to its Knowledge, threatened, relating to or involving or otherwise affecting the Purchaser or Seller, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to ARTICLE V or ARTICLE VI, or which relate to the consummation of the transactions contemplated by this Agreement.

(b)

Each of the Purchaser and the Seller agree to use their reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate on the Closing Date unless such occurrence or failure to occur would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the Assets, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Material Adverse Effect on the Purchaser or the Assets, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Parties, the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Acquisition.

ARTICLE IX.
TERMINATION AND WAIVER

9.1

Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other Party or Parties hereto):

(a)

by mutual written agreement of the Purchaser and the Seller;

(b)

by either the Purchaser, on the one hand, or the Seller on the other hand, in each case with five (5) days prior written notice, if the Closing shall have not been consummated by July 29, 2016, or such other date as the Purchaser and the Seller, shall agree upon in writing; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 9.1(b) if Purchaser is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date, and the Seller may not terminate this Agreement pursuant to this Section 9.1(b) if Seller is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date;

(c)

by either Purchaser, on the one hand, or Seller, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order or any Law, or refused to grant any required Consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits or materially limits the consummation of the transactions contemplated hereby;

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(d)

by Purchaser, if (i) there has been a material violation, material breach or material failure to perform by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to Seller or waived in writing by Purchaser or (ii) an event has occurred (other than a material breach of this Agreement by Purchaser) such that a condition to the obligations of Purchaser cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Purchaser may, upon written notice to Seller, at any time prior to the Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 9.2; or

(e)

by Seller if (i) there has been a material violation, material breach or material failure to perform by Purchaser of any of its respective representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within ten (10) days after written notice thereof to Purchaser or waived in writing by Seller or (ii) an event has occurred (other than a material breach of this Agreement by any Seller) such that a condition to the obligations of Seller cannot be satisfied or is reasonably likely not to be capable of satisfaction, then Seller may, upon written notice to Purchaser at any time prior to the applicable Closing during the period that such violation, breach or failure is continuing, terminate this Agreement with the effects set forth in Section 9.2.

9.2

Notice of Termination; Effect of Termination.

(a)

Termination of this Agreement pursuant to Section 9.1 shall not in any way affect the rights of any Party against any other Party that has violated or breached any of such Party’s representations, warranties or covenants of this Agreement prior to termination hereof.

(b)

Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating Party as described in Section 9.1. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and no Party (or any partner, owner, director, officer, employee, Affiliate, agent or other representative of such Party) shall have any Liability to any other Party hereto, as applicable, except (a) as otherwise provided by the terms of this Section 9.2 and ARTICLE XI, all of which shall survive the termination of this Agreement, and (b) subject to the terms of Section 11.6, nothing herein shall relieve any Party or Parties hereto, as applicable, from Liability for any willful breach of, fraud or intentional misrepresentation in connection with, this Agreement.

9.3

Extension; Waiver. At any time and from time to time prior to the Closing, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver, subject to the above, shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable, subject to the above. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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ARTICLE X.
CONFIDENTIALITY

10.1

Confidentiality Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this ARTICLE X. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

10.2

Required Disclosure. Notwithstanding Section 10.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the SEC, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

10.3

Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department or outside legal counsel solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this ARTICLE X, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

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10.4

Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

10.5

Survival. The obligation of confidentiality under this ARTICLE X shall survive the termination of this Agreement for a period of two years.

ARTICLE XI.
INDEMNIFICATION

11.1

Indemnification by Seller. Subject to the provisions of this ARTICLE XI, Seller agrees to indemnify, defend and hold Purchaser and its Affiliates, parents, stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such indemnified Persons are collectively hereinafter referred to as “Purchaser Indemnified Persons”), harmless from and against any and all Losses that any Purchaser Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Seller under this Agreement or any of the other Transaction Documents; (b) any inaccuracy of any representation of Seller in this Agreement or any Transaction Document; (c) any action taken by Seller prior to the Closing in connection with the Assets and/or the use of such Assets prior to the Closing Date, or the operations of such Assets by Seller prior to Closing; (d) relating to the Liabilities of Seller not expressly assumed hereunder; or (e) the breach of any representation, warranty or covenant of Seller in this Agreement or any Transaction Document and the Seller shall defend and hold each Purchaser Indemnified Person harmless from and against any Losses that any Purchaser Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to any Claims or Liabilities associated with the Assets, relating to or dating back to the period or periods that Seller owned and/or had legal title to the Assets which are subject to the applicable Loss (the “Seller Ownership Period”). “Losses” as used in this ARTICLE XI are not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party Claims. Payment is not a condition precedent to recovery of indemnification for Losses.

11.2

Indemnification by Purchaser. Subject to the provisions of this ARTICLE XI, Purchaser agrees to indemnify, defend and hold Seller and their Affiliates, parents, stockholders, subsidiaries, officers, directors, members, managers, employees, agents, successors and assigns (such indemnified Persons are collectively hereinafter referred to as “Seller Indemnified Persons” and together with the Purchaser Indemnified Persons, the “Indemnified Persons”), harmless from and against any and all Losses that any Seller Indemnified Person may suffer, sustain, incur or become subject to arising out of or due to: (a) the use of the Assets by the Purchaser after the Closing Date; (b) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement or any Transaction Document; (c) any inaccuracy of any representation of Purchaser in this Agreement or any Transaction Document; or (d) the breach of any warranty or covenant of Purchaser in this Agreement or any Transaction Document.

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11.3

Survival of Representations, Warranties and Covenants. Subject to Section 11.5, the representations, warranties, covenants and other provisions of this Agreement which by their terms or by implication are to have continuing effect after the expiration or termination of this Agreement shall survive the Closing Date or the termination of this Agreement for any reason whatsoever, and shall remain in full force and effect.

11.4

Indemnification Procedure.

(a)

Promptly following receipt by an Indemnified Person of notice by a third party (including any Governmental Authority) of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which such Indemnified Person may be entitled to receive payment from the other Party for any Loss, as provided by Section 11.1 or Section 11.2, such Indemnified Person shall notify the Party who has the responsibility to provide indemnification as provided by Section 11.1 or Section 11.2 (i.e., the Purchaser or the applicable Seller, as applicable, the “Indemnifying Party”), promptly following the Indemnified Person’s receipt of such complaint or notice of the commencement of such audit, investigation, action or Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability hereunder with respect to such Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in harm or prejudice to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Person within twenty (20) days thereafter assuming full responsibility for any Losses resulting from such investigation, action or Proceeding, assume the defense of such investigation, action or Proceeding, to the extent such investigation, action or Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any investigation, action or Proceeding if (i) such Claim may result in criminal Liability of, or equitable remedies against, the Indemnified Person; or (ii) the Indemnified Person reasonably believes that the interests of the Indemnifying Party and the Indemnified Person with respect to such Claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Person in such Claim.

(b)

If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Person, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the investigation, action or Proceeding in accordance with the preceding sentence, then such Indemnified Person may employ counsel to represent or defend it in any such audit, investigation, action or Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Person as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or Proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or Proceeding, the Indemnified Person may pay, compromise, and defend such audit, investigation, action or Proceeding and seek indemnification for any and all Claims, Liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or Proceeding. In any audit, investigation, action or Proceeding for which indemnification is being sought hereunder, the Indemnified Person or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Person (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Person (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

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(c)

No Indemnified Person may settle or compromise any investigation, action or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Claim pursuant to this ARTICLE XI or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all Liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Person, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Person and its officers, directors, managers, employees and Affiliates from all Liability arising out of such Claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Person and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Person or any of the Indemnified Person’s Affiliates.

11.5

Claims Period. The period during which a Claim for indemnification may be asserted under this ARTICLE XI by an Indemnified Party (the “Claims Period”) shall begin on the date hereof and terminate eighteen (18) months after the Closing Date (except as otherwise set forth in this Section 11.5); provided, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the Claims Period, the Indemnifying Party is properly notified of a Claim for indemnity hereunder and such Claim is not finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

11.6

Certain Limitations. The provisions of this Article shall be subject to the following limitations:

(a)

No Indemnified Party shall be indemnified by an Indemnifying Party pursuant to ARTICLE XI for any Losses unless and until the aggregate amount of such Losses exceeds $50,000 (the “Minimum Claim Amount”), after which the applicable Indemnified Party shall be obligated for such aggregate Losses, including, but not limited to the Minimum Claim Amount, from the first dollar.

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(b)

The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to this Article shall not exceed $100,000.

(c)

Payments by an Indemnifying Party pursuant to ARTICLE XI in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Person in respect of any such Claim. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d)

In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive, incidental, exemplary, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Transaction Document, or diminution of value or any damages based on any type of multiple (except to the extent such types of damages constitute losses to a third party as a result of any Claim).

(e)

The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Person (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance Claims) in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Person’s actual receipt of insurance proceeds related thereto, the Indemnified Person shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Person subsequently receives such insurance proceeds, then the Indemnified Person shall promptly pay to or at the direction of the Indemnifying Party the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Person shall be required to (i) pursue such insurance prior to seeking indemnification under this ARTICLE XI or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

(f)

No Indemnified Person shall be entitled to indemnification hereunder for any loss in respect of any Claim to the extent that (i) such loss would not have arisen but for the enactment of any legislation not in effect on the Closing Date or any change of any Law or administrative practice of any Governmental Authority after the Closing Date or any change in any generally accepted accounting principles after the Closing Date, including in each case any legislation or change which takes effect retrospectively, (ii) such loss has arisen as a result of any act or omission by the party seeking indemnification on or after the Closing Date (including without limitation resulting from any change in accounting principles, practices or methodologies) and to the extent of any loss arising from any breach by the party seeking indemnification of its obligations under this Agreement or the other Transaction Documents (in each case provided such party’s breach is a principal cause or principal contributing factor to such party’s Losses related thereto), and (iii) such loss is offset by a corresponding gain accruing after the Closing Date, directly or indirectly, to the benefit of the party seeking indemnification, as a direct result of the act, matter, omission or circumstance giving rise to such loss.

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(g)

Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

11.7

Right to Set Off. In the event that Purchaser shall have a Claim against Seller for which Purchaser has not been fully indemnified as contemplated above, Purchaser shall have the right to set off the amount of such Claim against Seller, against any amounts due Seller hereunder or any other agreement or understanding by and between Purchaser and Seller. In the event that Seller shall have a Claim against Purchaser for which Seller has not been fully indemnified as contemplated above, Seller shall have the right to set off the amount of such Claim against Purchaser, against any amounts due Purchaser hereunder or any other agreement or understanding by and between Purchaser and Seller.

11.8

Exclusive Remedies. Subject to Section 12.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, Claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article. But nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.11.

11.9

Non-Recourse. This Agreement may be enforced only against, and any Claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may be brought only against Purchaser or Seller, as the case may be, and then only with respect to the specific obligations set forth herein with respect to Purchaser or Seller, as the case may be. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of Purchaser or Seller shall have any liability for any obligations or liabilities of Purchaser or Seller under this Agreement or for any Claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

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ARTICLE XII.
MISCELLANEOUS

12.1

Notices. All notices and other communications hereunder (“Notices”) shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)

if to Seller, to:

10Star LLC

Attn: Chase Daniel

2895 113th St.

Grand Prairie, Texas 75050

Phone: 1.800.871.6959

Email: chase@10starapparel.com

(b)

if to Purchaser, to:

Code Green Apparel Corp.

Attn: George J. Powell, III

31642 Pacific Coast Highway, Ste 102

Laguna Beach, California 92651

Tel (214) 497-9433

Email: george@codegreenapparel.com

with a copy to (which shall not constitute notice hereunder):

The Loev Law Firm, PC

Attn: David M. Loev, Esq. or John S. Gillies, Esq.

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Phone: (713) 524-4110

Fax: (713) 524-4122

Email: dloev@loevlaw.com; john@loevlaw.com

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three Business Days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; (D) in the case of a notice sent by email that the computer of the Person sending the email message has generated a receipt evidencing that the recipient has read the email message, upon telephone confirmation of receipt, or upon email reply from the Person to whom the email was sent (i) confirming receipt of the email, or (ii) responding to the email and including the text thereof in the body of the response; and (E) in the case of a notice sent by overnight mail or overnight courier service, upon confirmation of delivery thereof by the United States Postal Service or the reputable overnight courier service, as applicable.

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12.2

No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly set forth in Section 7.3(a) and Section 7.3(b) as to Daniel and except as expressly set forth in ARTICLE XI as to Indemnified Parties.

12.3

Exhibits. The exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

12.4

Entire Agreement; Modification. This Agreement, including the exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto. No provision of this Agreement may be amended other than by an instrument in writing signed by the Purchaser and the Seller.

12.5

Headings. The headings contained in this Agreement and in the exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6

Assignments and Successors. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all Parties hereto; provided, however, that the Purchaser may assign its rights hereunder to a wholly-owned subsidiary of the Purchaser or a successor in interest without the consent of the Seller provided that such assignee expressly assumes all of the obligations of Purchaser hereunder and under the Transaction Documents. This Agreement will be binding upon, and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

12.7

No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

Asset Purchase Agreement Page 37 of 41

12.8

Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, Tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

12.9

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict provision or rule (whether of Texas or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied and Applicable Laws of the United States of America. The obligations of the Parties hereto are to be performed in Texas. All disputes, Claims, demands, actions, causes of action, suits or Proceedings by and among the parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts of Texas. Texas shall be the mandatory, exclusive place for the adjudication, litigation, hearing or trial of any matter by and among the parties to this Agreement. Each party to this Agreement hereby irrevocably waives any right to have any such dispute, Claim, demand, action, cause of action, suit or Proceeding adjudicated, litigated, heard or tried in any place other than Texas.

12.10

Waiver of Jury Trial. Each of the Parties irrevocably waives any and all rights to trial by jury in any action or Proceeding between the Parties arising out of or relating to this Agreement and the transactions contemplated hereby.

12.11

Specific Performance. The Parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Texas or any Texas state court, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

12.12

Non-Waiver. The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Asset Purchase Agreement Page 38 of 41

12.13

Non-Compensatory Damages. Neither Purchaser nor Seller shall be entitled to recover from the other, or their respective Affiliates, any indirect, special, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity, arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Purchaser, on behalf of itself and each of its Affiliates, and Seller, on behalf of itself and each of its Affiliates, waive any right to recover any indirect, special, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.14

Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.16

Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (including email) or as an electronic download (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.17

Transaction Expenses. Until Closing and thereafter, in the event this Agreement is terminated prior to Closing and/or in the event the Acquisition does not close, each Party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement (“Transaction Expenses”).

Asset Purchase Agreement Page 39 of 41

12.1

Post-Closing Matters. Each Party shall execute such documents, and perform such other actions, as any other Party may reasonably request after the applicable Closing to further consummate the transactions contemplated by this Agreement.

[Remainder of page left intentionally blank. Signature pages follow.]

Asset Purchase Agreement Page 40 of 41

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first written above.

“PURCHASER”

Code Green Apparel Corp.

/s/ George J. Powell, III
George J. Powell, III
Chief Executive Officer

“SELLER”

10Star LLC

By:	/s/ Chase Daniel
Name:	Chase Daniel
Title:	Chief Executive Officer

Chase Daniel is executing and delivering this Agreement in his individual capacity for the sole purpose of acknowledging and agreeing to the provisions of Section 7.3.

/s/ Chase Daniel

Chase Daniel

Asset Purchase Agreement Page 41 of 41

EXHIBIT A

Assets

1.

All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Business;

2.

All Assumed Contracts;

3.

All Intellectual Property that is owned by Seller and exclusively used in connection with the Business;

4.

All furniture, fixtures, equipment, supplies, and other tangible personal property of the Business, including all product manuals, sales literature, parts or replacement parts, factory tools and diagnostic equipment, marketing materials or signs related to the Business;

5.

All books, records, documents, files, customer lists, procedural manuals, and other printed or written materials, whether stored electronically or otherwise, used in connection with the Business;

6.

All warranty rights associated with the Assets, including all warranties and guaranties given to, assigned to or benefiting Seller regarding the acquisition, construction, design, use, operation, management or maintenance of any of the Assets;

7.

The goodwill of Seller relating to the Business;

8.

The right to all telephone, telex and telecopier numbers relating to the Business; and

9.

Seller’s lists of customers, clients and contacts related to the Business.

EXHIBIT B

Assumed Contracts

1.

All Contracts relating to Seller’s “On the Border” account;

2.

All Contracts relating to Seller’s “Sports Clips” account; and

3.

All Contracts relating to Seller’s “7-Eleven” account.